American Realty Capital Properties, Inc. Makes Announcement
Regarding 2015 Annual Meeting of Shareholders

New York, New York – November 26, 2014 – American Realty Capital Properties, Inc. (“ARCP”) (NASDAQ: ARCP) today announced that its Board of Directors has not yet determined when the 2015 annual meeting of ARCP shareholders will be held. Therefore, the advance notice window for making proposals at the 2015 annual meeting of ARCP shareholders will not begin on November 30, 2014 as previously disclosed. ARCP will announce the date of the 2015 annual meeting of shareholders once it is determined and will provide ARCP shareholders with sufficient time to submit proposals and nominations for directors at the 2015 annual meeting of shareholders in accordance with ARCP’s by-laws.

About ARCP

ARCP is a leading, self-managed commercial real estate investment trust (“REIT”) focused on investing in single tenant freestanding commercial properties subject to net leases with high credit quality tenants. ARCP owns approximately 4,400 properties totaling 99.1 million square feet of leasable space. Additionally, ARCP acquires and manages assets on behalf of the Cole Capital® non-traded REITs, managing nearly $40 billion of high-quality real estate located in 49 states, as well as Washington D.C., Puerto Rico and Canada. ARCP is a publicly traded Maryland corporation listed on the NASDAQ Global Select Market. Additional information about ARCP can be found on its website at www.arcpreit.com.ARCP may disseminate important information regarding it and its operations, including financial information, through social media platforms such as Twitter, Facebook and LinkedIn.

Forward-Looking Statements

Information set forth herein (including information included or incorporated by reference herein) may contain “forward-looking statements” (as defined in Section 21E of the Securities Exchange Act of 1934, as amended), which reflect ARCP’s expectations regarding future events. The forward-looking statements involve a number of risks, uncertainties and other factors which could cause actual results to differ materially from those contained in the forward-looking statements. Additional factors that may affect future results are contained in ARCP’s filings with the SEC, which are available at the SEC’s website at www.sec.gov. ARCP disclaims any obligation to update and revise statements contained in these materials based on new information or otherwise.

Media Contact:

Andy Merrill
212-886-9304